LAW OFFICES OF
                                TOLAN S. FURUSHO
         -------------------------------------------------------------

October  27,  2000.

Board  of  Directors
Hybrid  Fuels.  Inc.
#214-2791  Hwy.
97  North  Kelowna
B.C.  V1X  4J8


     RE:  TRADEABILITY  OPINION
          ---------------------

Gentlemen:

     You have requested that the undersigned render an opinion with respect to Hybrid Fuels, Inc, to wit, the standing of the Company, including its common shares issued and outstanding, paid for with adequate consideration which constitutes its issued and non-assessable common shares the interstate tradability of the Company's common stock; and. the availability to the Company of an exemption from the registration requirements under the Securities Act of 1933 as amended.

     In  connection  with  this  opinion,  the  undersigned  has relied upon the representations of Management of the Company and has reviewed a variety of documents and memoranda which includes, among others, the Company's Articles of incorporation, as amended, the Company's Offering Circular(s), various registration materials, miscellaneous minutes of meetings of the Board of Directors and of Shareholders from the Company's date of inception in February 1960, through the present date. The undersigned has also reviewed documents regarding the Company's name changes, and other documents concerning the business affairs of the Company from its date of inception. For this opinion, the undersigned has not attempted to verify independently the veracity of the representations made the Management or otherwise independently authenticated the Various documents and memoranda submitted to the undersigned in connection with the preparation of this opinion, and, should any representation of documents or memoranda subsequent to the publication hereof prove to he false or misleading in a material manner, this opinion shall be of no further force and effect, or if warranted, the same shall he modified accordingly.

     The undersigned has noted that the Company has not engaged in any substantive business activity prior to the acquisition of Hybrid Fuels, USA., Inc. and Hybrid Fuels (Canada) Inc. The Company does trade on the National Quotation Bureau's "over the counter market", commonly known as the pink sheets. The present Management took control of the Company pursuant to resolutions at a Special meeting of Shareholders called by the Board of Directors on May 11,


12729 Northup Way, Suite #2 Bellevue, Washington 98005-1935 Phone (425) 425-8639
                              Fax  (425)  425-8622


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1998.  Of  the 15,000,000 outstanding shares entitled to vote, 12,000,000 of the voting shares were present in person or by proxy which constituted a quorum. The 12,000,000 voted in favor of changing the domicile of the Company from Florida to Nevada, and changing the name of the Company from Polo Equities, Inc. to Hybrid Fuels, Inc. As of October 20, 2000 the Company has 19,687,620 issued and outstanding shares of common stock. As of this date, there are 253 shareholders of record.

     The Company builds small scale Ethanol facilities that involve three proprietary technologies acquired exclusively by the Company. The first technology converts animal waste into high grade, pathogen-free protein. The second technology involves the design of a bio-gas burner which burns waste material including manure and straw and Via the capacity to supply the energy requirements of the non Ethanol operation. The third technology is a formula which causes diesel fuel, wet ethanol and vegetable oil residual compound to emulsify.

     Subject to the limitations inherent in any start-up company, and subject to the Veracity and truthfulness of the representations made to the undersigned, the independent verification of same not having been determined by the undersigned,  it  is  the  opinion  of the undersigned that the Company has been validly formed, is in good standing with the State of Nevada, and its common shares issued and outstanding are fully paid, validly issued and non-assessable. it is further the opinion of the undersigned that, subject to compliance with both state and federal securities laws with respect to requirements to trade in the over-the-counter market, the Company's common shares may be traded interstate o the of the-counter market freely transferable without restriction, excepting the shares owned of record or beneficially by affiliates of the Company, including present Management. In connection with any trading activity, time undersigned assumes that an independent accountant has prepared the Company's financial statements on a consistent basis utilizing general accepted accounting principles, that the Company will have obtained the necessary secondary trading clearances from the states, and that the Company will comply With each and every aspect of federal and state law regarding secondary trading activity. including a listing in a recognized manual for secondary trading purposes.

     This opinion is subject to the restrictions arid limitations described above. If there are any questions regarding the foregoing, please advise.

Very  truly  yours,


/s/  Tolan S. Furusho Esq.
Tolan S. Furusho Esq.


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